EXHIBIT 10.14

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 20th day of March 2003 by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Jonathan Kantor (“Executive”).

W I T N E S S E T H:

     WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms of the Executive’s employment relationship as set forth below;

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

     1.     Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties set forth in Section 2 for the period (the “Term”) commencing on the date hereof and ending on March 31, 2005, or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof. The covenants set forth in Sections 7, 8, 9, 10, 11, 13 and 14 shall survive the term of Executive’s employment. Should the Executive remain in the employ of the Company beyond the expiration of the Term, in the absence of a written agreement extending the Term, the Executive shall be deemed an “at will” employee and, except as otherwise agreed in writing by the Executive and the Company, the provisions of Sections 2, 7, 8, 9, 10, 11, 13 and 14shall continue to govern with respect to the duties and obligations of the parties.

     2.     Duties of Executive. Executive shall report to the Company’s Chief Executive Officer (“CEO”). Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of a senior executive of the Company and such of its subsidiaries as the CEO shall designate, as well as such other specific duties and responsibilities not inconsistent with Executive’s status and responsibilities as the CEO shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not during the term of his employment, without the prior written consent of the CEO, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or its subsidiaries, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the reasonable judgment of the CEO, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

     3.       Compensation.

     (a)     Base Compensation. The Company or its subsidiaries shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary at a rate of no less than $650,000.00, payable not less frequently than monthly (the “Base Compensation”). In no event shall Executive’s Base Compensation be reduced to an amount that is less than $650,000.00 per annum.

     (b)     Deferred Signing Bonus. The Executive shall be paid an aggregate signing bonus of $1,500,000 (the “Deferred Signing Bonus”) as follows: $750,000 on March 15, 2004, provided the Executive is employed hereunder on such date; and $750,000 on March 15, 2005, provided the Executive is employed hereunder on such date. The deferred signing bonus balance will be credited with interest at the interest rates applicable to accounts maintained under the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”) for the applicable period. All Deferred Signing Bonus payouts will be considered pensionable compensation under the CNA retirement plans.

     (c)     Annual Incentive Cash Compensation. Executive shall be entitled to an annual incentive cash compensation award, under the terms of the CNA Financial Corporation 2000 Incentive Compensation Plan (the “IC Plan”), for the years 2003 and 2004 in accordance with the following provisions: payouts shall be subject to award, annual review and certification by the Incentive Compensation Committee (the “Committee”) based on consideration of various financial performance measures, such as the Company’s Net Operating Income performance relative to Plan, subject to the provisions of the IC Plan. The Committee shall have the right to apply up to 100% negative discretion. In no event, however, shall the payout to the Executive under this subparagraph 3(c) for each year 2003 or 2004 exceed $1,650,000.

     (d)     Long Term Incentive Cash Compensation. Executive shall be entitled to a long-term incentive cash compensation award, in accordance with the terms of the IC Plan, as may be in effect during the term of this Agreement. The Executive’s target long-term incentive cash award shall be no less than the 30 percent of base compensation during the performance period. In no event shall the target award be reduced without the Executive’s written consent. All payments of awards shall be subject to annual review and certification by the Committee and shall be earned and payable in accordance with the terms of the IC Plan.

     (e)     Executive’s CNA Savings & Capital Accumulation Plan (“S-CAP”) and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) accounts will be calculated as specified in the plan documents.

     (f)     Executive’s benefits in the CNA Retirement Plan and CNA Supplemental Executive Retirement Plan (“SERP”) will be calculated as specified in the plan documents.

     4.       Other Benefits. Executive shall be entitled to participate in the employee benefit plans maintained by the Company from time to time as to which Executive shall be eligible, including severance, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, and qualified and supplemental savings plans. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof.

     5.       Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time for its senior executives.

Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

     6.     Termination of Employment. If Executive’s employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to the Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the term of this Agreement by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments made hereunder shall be subject to applicable withholding required by federal, state or local law and shall be made either to Executive or to his personal representatives, heirs or beneficiaries as the case may be. In the event of Executive’s termination during the term of this Agreement, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s retirement, savings, benefit, pension, incentive or other plans of any nature shall be governed by the terms of such plans.

     6.1     Death and Disability. In the event of the death of Executive or, at the Company’s election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it had not already terminated, Executive’s employment shall be terminated; provided, however, that:

     (a)     The Company shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, his (“Accrued Obligations”): (i) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s annual incentive and long-term cash incentive target awards as provided in sections 3(c) and 3(d) respectively prorated to the date of termination; (ii) any previous year’s earned but not paid annual incentive and long-term cash incentive awards under IC Plan as provided in Section 3(c) and 3(d) respectively; (iii) unpaid expense reimbursements and other unpaid cash entitlements earned by

Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable Company plan or program accrued prior to the date of the date of termination; and (iv) any unpaid Deferred Signing Bonus.

     (b)     For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by an independent physician selected by the Company after consultation with Executive (or, if Executive is incapable of consulting with the Company, with Executive’s personal physician), based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

     6.2     Termination for Cause by the Company. In the event that Executive shall engage in any conduct which the CEO shall determine to be Cause, he shall be subject to termination forthwith. For purposes of this Agreement, “Cause” shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) any conduct which is inconsistent with the dignity and character of an executive of the Company; (iii) a substantial breach of any material provision of this Agreement; (iv) a willful or reckless material misconduct in the performance of the Executive’s duties; or (v) the habitual neglect of duties; provided, however, that for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

     Upon terminating the Executive for Cause, other than paying the Executive within thirty (30) days of such termination his Accrued Obligations (but not including any unpaid Deferred Signing Bonus, current annual incentive and long-term cash incentive awards, which shall not become payable), the Company shall have no further obligations under this Agreement. In the event of termination for Cause, Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

     6.3     Voluntary Resignation by Executive. In the event that Executive’s employment is terminated by Executive other than as a direct result of his death or Permanent Disability (as described in subsection 6.1), other than paying the Executive within thirty (30) days of such termination his Accrued Obligations (but not including any unpaid Deferred Signing Bonus, current annual incentive and long-term cash incentive awards, which shall not become payable), the Company shall have no further obligations under this Agreement. Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

     6.4     Termination for Convenience by the Company. In the event that Executive’s employment is terminated by the Company for any reason not described in subsections 6.1, 6.2, or 6.3 above, the obligations of the parties hereto shall be deemed discharged, provided, however, that:

     The Company shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, his Accrued Obligations (i) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s annual incentive and long-term cash incentive target awards as provided in sections 3(c) and 3(d) respectively prorated to the date of termination; (ii) any previous year’s earned but not paid annual incentive and long-term cash incentive awards under IC Plan as provided in Section 3(c) and 3(d) respectively; (iii) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable Company plan or program accrued prior to the date of the date of termination; and (iv) any unpaid Deferred Signing Bonus.

     6.5     No Offset, No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against

Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     7.     Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to (a) the Company and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the Company’s customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment, Executive shall return all confidential information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 7, the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of his employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use, he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use, or (iii) with the prior written consent of the Company.

     8.     “Confidential Information” Defined. For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described in Section 7 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims reserves, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

     9.       Solicitation. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for the reasons set forth in subsections 6.2, 6.3 and 6.4, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company.

     10.     Non-interference. Executive agrees that while he is employed by the Company, and for a period of twenty-four (24) months following his termination of employment with the Company for the reasons set forth in subsections 6.2, 6.3 and 6.4, he will not disturb or attempt to disturb any business relationship or agreement between either tihe Company or an Affiliate and any other person or entity.

     11.     Assistance with Claims. Executive agrees that for a reasonable period following termination of his employment with the Company (not less than 60 months from the date of termination), he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Clams”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide reasonable compensation, in advance, including, without limitation, transportation, lodging and meals expenses, and a reasonable stipend for his time of not less than $2,700 per day to Executive for such assistance.

     12.     Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

     13.     Effect of Covenants. Nothing in Sections 7 through 11 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections.

     14.     Indemnification. The Company agrees Executive shall be entitled to indemnification as provided for, and pursuant to the terms of, Article X of its Corporate by-laws, a copy of which is attached hereto.

     15.     Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     16.     Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     17.     Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     18.     Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

     19.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreements contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto. In the case of any conflict between the terms of this Agreement (the “Terms”) and the provisions of any plan, policy, or practice of the Company, or agreement or award thereunder, as in effect from time to time (the “Provisions”), Executive’s rights or the Company’s obligations shall be established by whichever of the Terms or Provisions would be more beneficial to Executive. If the choice between the Terms or the provisions is unclear at the time such choice must be made, the Executive may, in his sole discretion, choose to be treated under either the Terms or the Provisions.

     20.     Additional Documents. Each party hereto shall, from time to time, upon requires of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

     21.     Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

     22.     Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive’s employment with the Company.

     23.     Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

     24.     Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (a)     in the case of delivery by overnight service with guaranteed net day delivery, the next day or the day designated for delivery;

     (b)     in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

     (c)     in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone other otherwise; provided, however, that in no event shall nay such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:

CNA Financial Corporation
CNA Plaza
Chicago, IL 60685

If to the Executive:

Jonathan Kantor
CNA
CNA Plaza — 43S
Chicago, IL 60685

or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 24.

     25.     Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 25, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CNA FINANCIAL CORPORATION

By:   /s/ Lawrence J. Boysen

Title: Senior Vice President and Controller
          Lawrence J. Boysen

/s/ Jonathan D. Kantor
Jonathan D. Kantor